CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$10,153,040	$566.54

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)

Pursuant to Rule 457(p) under the Securities Act of 1933, unused filing fees of $223,686.14, have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3ASR (No. 333-130051) filed by JPMorgan Chase & Co. on December 1, 2005, and have been carried forward, of which $566.54 offset against the registration fee due for this offering and of which $223,119.60 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

March 2009 Pricing Supplement no. 141 Registration Statement No. 333-155535 Dated March 24, 2009 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS
Opportunities in Equities

PLUS Based on the Value of the S&P 500® Index due April 30, 2010
Performance Leveraged Upside SecuritiesSM

The PLUS are senior unsecured obligations of JPMorgan Chase & Co., will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement no. MS-1-A-III, the prospectus supplement and the prospectus, as supplemented or modified by this pricing supplement. At maturity, you will receive for each stated principal amount of PLUS that you hold an amount in cash that may be more or less than the stated principal amount based on the closing value of the underlying index on the valuation date. All payments on the PLUS are subject to the credit risk of JPMorgan Chase & Co.

FINAL TERMS
Issuer:	JPMorgan Chase & Co.
Maturity date:	April 30, 2010, subject to adjustment for certain market disruption events and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-1-A-III.
Underlying index:	S&P 500® Index (the “Index”)
Aggregate principal amount:	$10,153,040
Payment at maturity:	If final index value is greater than initial index value, for each $10 principal amount PLUS,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If final index value is less than or equal to initial index value, for each $10 principal amount PLUS,
$10 x index performance factor
This amount will be less than or equal to the stated principal amount of $10 per PLUS, but will not be less than zero.
Leveraged upside payment:	$10 x leverage factor x index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	806.12, the index closing value of the underlying index on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	April 27, 2010, subject to adjustment for certain market disruption events and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-1-A-III.
Leverage factor:	300%
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$12.67 (126.70% of the stated principal amount) per PLUS
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Commissions and Issue Price” below)
Pricing date:	March 24, 2009
Original issue date:	March 31, 2009 (5 business days after the pricing date)
CUSIP:	46625H399
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities Inc. (“JPMSI”)

Commissions and Issue Price:	Price to Public(1)(2)	Fees and Commissions(2)(3)	Proceeds to Company
Per PLUS	$10	$0.20	$9.80
Total	$10,153,040	$203,060.80	$9,949,979.20

(1)

The price to the public includes the estimated cost of hedging our obligations under the PLUS through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on PS-14 of the accompanying product supplement no. MS-1-A-III.

(2)

The actual price to public and commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor. The lowest price payable by an investor is $9.95 per PLUS. Please see “Syndicate Information” on page 5 for further details.

(3)

JPMSI, acting as agent for JPMorgan Chase & Co. received a commission of $0.20 per $10 principal amount PLUS and used all of that commission to allow selling concessions to Morgan Stanley & Co. Incorporated (“MS & Co.”). See “Underwriting” beginning on page PS-40 of the accompanying product supplement no. MS-1-A-III.

Investing in the PLUS involves a number of risks. See “Risk Factors” on page PS-6 of the accompanying product supplement no. MS-1-A-III and “Risk Factors” beginning on page 6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the PLUS or passed upon the accuracy or the adequacy of this document or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. The PLUS are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PRODUCT SUPPLEMENT NO. MS-1-A-III, PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Product supplement no. MS-1-A-III dated January 29, 2009:
http://www.sec.gov/Archives/edgar/data/19617/000089109209000361/e34259_424b2.pdf
Prospectus supplement dated November 21, 2008:
http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf
Prospectus dated November 21, 2008:
http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (866) 477-4776.

PLUS Based on the Value of the S&P 500® Index due April 30, 2010 Performance Leveraged Upside SecuritiesSM

Fact Sheet

The PLUS offered are senior unsecured obligations of JPMorgan Chase & Co., will pay no interest, do not guarantee any return of principal at maturity and have the terms described in product supplement no. MS-1-A-III, the prospectus supplement and the prospectus, as supplemented or modified by this pricing supplement. At maturity, an investor will receive for each stated principal amount of PLUS that the investor holds, an amount in cash that may be more or less than the stated principal amount based upon the closing value of the underlying index at maturity. The PLUS are senior notes issued as part of JPMorgan Chase & Co.’s Series E Medium-Term Notes program. All payments on the PLUS are subject to the credit risk of JPMorgan Chase & Co.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
March 24, 2009	March 31, 2009 (5 business days after the pricing date)	April 30, 2010, subject to postponement due to a market disruption event and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-1-A-III.
Key Terms
Issuer:	JPMorgan Chase & Co.
Underlying index:	S&P 500® Index (the “Index”)
Underlying index publisher:	Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.
Issue price:	$10 per PLUS (see “Syndicate Information” on page 3)
Stated principal amount:	$10 per PLUS
Denominations:	$10 per PLUS and integral multiples thereof
Interest:	None
Payment at maturity:	If final index value is greater than initial index value, for each $10 principal amount PLUS,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If final index value is less than or equal to initial index value, for each $10 principal amount PLUS,
$10 x index performance factor
This amount will be less than or equal to the stated principal amount of $10 per PLUS, but will not be less than zero.
Leveraged upside payment:	$10 x leverage factor x index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Leverage factor:	300%
Index performance factor:	final index value / initial index value
Initial index value:	806.12, the index closing value of the underlying index on the pricing date
Final index value:	The index closing value of the underlying index on the valuation date as published on Bloomberg under the ticker symbol “SPX” or any successor symbol.
Valuation date:	April 27, 2010, subject to adjustment for certain market disruption events
Maximum payment at maturity:	$12.67 (126.70% of the stated principal amount) per PLUS
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than three business days prior to the scheduled maturity date, the maturity date of the PLUS will be postponed until the third business day following the valuation date as postponed.
Risk factors:	Please see “Risk Factors” on page 6.

March 2009	Page 2

PLUS Based on the Value of the S&P 500® Index due April 30, 2010 Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	46625H399
Minimum ticketing size:	100 PLUS
Tax considerations:

You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-A-III. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell, your PLUS should be treated as “open transactions” for U.S. federal income tax purposes. Assuming this characterization is respected, the gain or loss on your PLUS should be treated as long-term capital gain or loss if you hold your PLUS for more than a year, whether or not you are an initial purchaser of PLUS at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the PLUS, in which case the timing and character of any income or loss on the PLUS could be significantly and adversely affected. In addition, on December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments and the issues presented by this notice.

Subject to certain assumptions and representations received from us, the discussion in the preceding paragraph, when read in combination with the discussion in “Risk Factors – Structure Specific Risk Factors – The tax consequences of an investment in the PLUS are unclear” in this document and the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell regarding the material U.S. federal income tax consequences of owning and disposing of PLUS.

Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	J.P. Morgan Securities Inc. (“JPMSI”)
Use of proceeds and hedging:

The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the PLUS.

For further information on our use of proceeds and hedging, see “Use of Proceeds” in the accompanying product supplement no. MS-1-A-III.

ERISA:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. MS-1-A-III.

Contact:	Morgan Stanley clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).

Syndicate Information
Issue price of the PLUS	Commissions	Principal amount of PLUS for any single investor
$10.0000	$0.2000	<$999K
$9.9750	$0.1750	$1MM-$2.99MM
$9.9625	$0.1625	$3MM-$4.99MM
$9.9500	$0.1500	≥$5MM

March 2009	Page 3

PLUS Based on the Value of the S&P 500® Index due April 30, 2010 Performance Leveraged Upside SecuritiesSM

This pricing supplement represents a summary of the terms and conditions of the PLUS. We encourage you to read the accompanying product supplement no. MS-1-A-III, the prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

How PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	300%
Maximum payment at maturity:	$12.67 (126.70% of the stated principal amount)

PLUS Payoff Diagram

How it works

  If the final index value is greater than the initial index value, then investors receive the $10 stated principal amount plus 300% of the appreciation of the underlying index over the term of the PLUS, subject to the maximum payment at maturity. In the payoff diagram, an investor will realize the maximum payment at maturity at a final index value of 108.90% of the initial index value.

    If the underlying index appreciates 5%, the investor would receive a 15% return, or $11.50.

    If the underlying index appreciates 30%, the investor would receive only the maximum payment at maturity of $12.67, or 126.70% of the stated principal amount.

    If the final index value is less than or equal to the initial index value, the investor would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying index.

    If the underlying index depreciates 10%, the investor would lose 10% of their principal and receive only $9 at maturity, or 90% of the stated principal amount.

March 2009	Page 4

PLUS Based on the Value of the S&P 500® Index due April 30, 2010 Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of PLUS that they hold an amount in cash based upon the value of the underlying index, determined as follows:

If the final index value is greater than the initial index value:

$10 + Leveraged Upside Payment:

subject to the maximum payment at maturity for each PLUS,

Leveraged Upside Payment
Principal	Principal	Leverage	Index Percent Increase

If the final index value is less than or equal to the initial index value:

$10	×	Index Performance Factor

Principal		Index Performance Factor

final index value
$10	×
initial index value

Because the index performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10.

March 2009	Page 5

PLUS Based on the Value of the S&P 500® Index due April 30, 2010 Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-6 of the accompanying product supplement no. MS-1-A-III. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

Structure Specific Risk Factors

  PLUS do not pay interest or guarantee return of principal and your investment in PLUS may result in a loss. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest nor guarantee payment of the principal amount at maturity. If the final index value is less than the initial index value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the underlying index.

  Appreciation potential is limited to the maximum payment at maturity. The appreciation potential of PLUS is limited by the maximum payment at maturity of $12.67 (126.70% of the stated principal amount).
  Although the leverage factor provides 300% exposure to any increase in the value of the underlying index at maturity, because the payment at maturity will be limited to 126.70% of the stated principal amount for the PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final index value exceeds 108.90% of the initial index value.

  Market price influenced by many unpredictable factors. Several factors will influence the value of the PLUS in the secondary market and the price at which JPMSI may be willing to purchase or sell the PLUS in the secondary market, including: the value, expected volatility and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads.

  Not equivalent to investing in the underlying index. Investing in the PLUS is not equivalent to investing in the underlying index or its component stocks. Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

  Adjustments to the underlying index could adversely affect the value of the PLUS. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

  The inclusion in the original issue price of commissions and estimated cost of hedging is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which JPMSI is willing to purchase PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the estimated cost of hedging the issuer’s obligations under the PLUS. In addition, any such prices may differ from values determined by pricing models used by JPMSI, as a result of dealer discounts, mark-ups or other transaction costs. The PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your PLUS to maturity.

  The tax consequences of an investment in the PLUS are unclear. There is no direct legal authority as to the proper U.S. federal income tax characterization of the PLUS, and we do not intend to request a ruling from the IRS regarding the PLUS. No assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the PLUS described in “Fact Sheet — General Information — Tax Considerations” in this document and in “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-A-III. If the IRS were successful in asserting an alternative characterization or treatment for the PLUS, the timing and character of income on the PLUS could differ materially and adversely from our description herein. In addition, on December 7,

March 2009	Page 6

PLUS Based on the Value of the S&P 500® Index due April 30, 2010 Performance Leveraged Upside SecuritiesSM

2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should note that they may be withheld upon at a rate of 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements. You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-A-III and consult your tax adviser regarding your particular circumstances.

Other Risk Factors

  The PLUS are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the PLUS. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the PLUS at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the PLUS.

  Secondary trading may be limited. The PLUS will not be listed on a securities exchange. There may be little or no secondary market for the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. JPMSI may act as a market maker for the PLUS, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which JPMSI is willing to buy the PLUS. If at any time JPMSI or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the PLUS.

  Potential adverse economic interests of the calculation agent and the issuer. We and our affiliates play a variety of roles in connection with the issuance of the PLUS, including acting as calculation agent and hedging our obligations under the PLUS. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS. The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying index and, as a result, could decrease the amount an investor may receive on the PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially have affected the initial index value and, therefore, could potentially have increased the value at which the underlying index must close before an investor receives a payment at maturity that exceeds the issue price of the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could potentially affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity. In addition, we are currently one of the companies that make up the Index. We will not have any obligation to consider your interests as a holder of the PLUS in taking any corporate action that might affect the value of the Index and the PLUS.

March 2009	Page 7

PLUS Based on the Value of the S&P 500® Index due April 30, 2010 Performance Leveraged Upside SecuritiesSM

Information about the Underlying Index

The S&P 500® Index. The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“Standard & Poor’s), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943. The S&P 500® Index is described under the heading “The S&P 500® Index” in the accompanying product supplement no. MS-1-A-III.

License Agreement between Standard & Poor’s and J.P. Morgan Securities Inc. “Standard & Poor’s®,” “S&P®,” “S&P 500®” and “Standard & Poor’s 500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by J.P. Morgan Securities Inc. See “The S&P 500® Index — License Agreement with S&P” in the accompanying product supplement no. MS-1-A-III.

Historical Information

The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the period from January 1, 2004 through March 24, 2009. The closing value of the underlying index on March 24, 2009 was 806.12. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index on the valuation date. The payment of dividends on the stocks that constitute the underlying index are not reflected in its level and, therefore, have no effect on the calculation of the payment at maturity.

S&P 500® Index	High	Low	Period End
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter (through March 24, 2009)	934.70	676.53	806.12

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PLUS Based on the Value of the S&P 500® Index due April 30, 2010 Performance Leveraged Upside SecuritiesSM

Supplemental Plan of Distribution

We expect that delivery of the PLUS will be made against payment for the PLUS on or about the issue date set forth on the front cover of this pricing supplement, which will be the fifth business day following the pricing date of the PLUS (this settlement cycle being referred to as T+5). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade PLUS on the pricing date or the succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Subject to regulatory constraints, JPMSI intends to use its reasonable efforts to offer to purchase the PLUS in the secondary market, but is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the PLUS and JPMSI and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds” beginning on page PS-14 of the accompanying product supplement no. MS-1-A-III.

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PLUS Based on the Value of the S&P 500® Index due April 30, 2010 Performance Leveraged Upside SecuritiesSM

Where You Can Find More Information?

You should read this document together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these PLUS are a part, and the more detailed information contained in product supplement no. MS-1-A-III dated January 29, 2009.

This document, together with the documents listed below, contains the terms of the PLUS, supplements the Preliminary Terms related hereto dated February 23, 2009 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. MS-1-A-III, as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. MS-1-A-III dated January 29, 2009:
  http://www.sec.gov/Archives/edgar/data/19617/000089109209000361/e34259_424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.

As used in this document, the “Company,” “we,” “us,” or “our” refers to JPMorgan Chase & Co.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

March 2009	Page 10